TUX -
A Special Meeting of Shareholders ("Special Meeting") of the Fund was held on August 31, 1998. At the Special Meeting, shareholders approved: a change to the investment objective with 370,227 shares voting in favor, 91,695 shares voting against, and 33,288 shares abstaining; a revision to certain investment restrictions regarding diversification with 370,999 shares voting in favor, 88,992 shares voting against, and 35,219 shares abstaining; a revision to certain investment restrictions regarding other investment companies with 373,128 shares voting in favor, 86,824 shares voting against, and 35,258 shares abstaining; a revision to certain investment restrictions regarding the making of loans with 373,863 shares voting in favor, 87,194 shares voting against, and 34,153 shares abstaining; the deletion of certain investment restrictions regarding unseasoned issuers with 376,537 shares voting in favor, 84,281 shares voting against, and 34,392 shares abstaining; a revision to certain investment restrictions regarding commodities with 370,353 shares voting in favor, 90,704 shares voting against, and 34,153 shares abstaining; the deletion of certain investment restrictions regarding oil and gas with 372,812 shares voting in favor, 88,245 shares voting against, and 34,153 shares abstaining; a revision to certain investment restrictions regarding short sales and margin with 364,485 shares voting in favor, 88,826 shares voting against, and 41,899 shares abstaining; the deletion of certain investment restrictions regarding investing to exercise control with 374,923 shares voting in favor, 83,788 shares voting against, and 36,499 shares abstaining; the deletion of certain investment restrictions regarding securities ownership overlap with officers or directors with 371,105 shares voting in favor, 79,521 shares voting against, and 44,584 shares abstaining; a revision of certain investment restrictions regarding puts, calls, straddles, and spreads with 364,724 shares voting in favor, 88,587 shares voting against, and 41,899 shares abstaining; an amendment of the Fund's Articles of Incorporation to change the Fund's name with 429,241 shares voting in favor, 66,173 shares voting against, and 42,440 shares abstaining; and a change of the classification of the Fund from a diversified investment company to a non-diversified investment company with 369,432 shares voting in favor, 88,884 shares voting against, and 36,894 shares abstaining.

At the Annual Meeting of Shareholders of the Fund held on November 24, 1998, shareholders were asked to elect a director and to ratify the selection of Tait, Weller & Baker as the Fund's independent auditors. Shareholders elected Russell
E. Burke, III director of the Fund with 477,811 shares voting in favor and 14,811 shares voting to withhold authority. The names of each other director whose term of office continued after the meeting are David R. Stack, Basset S. Winmill, Mark C. Winmill, and Thomas B. Winmill. Shareholders ratified the selection of the independent auditors with 463,859 shares voting in favor, 1,172 shares voting against, and 27,591 shares voting to abstain.